UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20529

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2006.

CAPITAL ONE FUNDING, LLC

ON BEHALF OF

CAPITAL ONE MASTER TRUST

(Issuing entity in respect of the COMT Collateral Certificate)

AND

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

(Issuing entity in respect of the Notes)

(Exact name of registrant as specified in its charter)

Virginia	333-130862, 333-130862-01 and 333-130862-02	54-2058720
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Number)

140 East Shore Drive Room 1071-B Glen Allen, Virginia	23059
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code (804) 290-6959

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 6 – Asset Backed Securities.

Item 6.02. Change of Servicer or Trustee.

On March 16, 2006, Capital One Bank, a Virginia chartered state banking corporation (“COB”), as Servicer, under the Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993, as amended and restated as of August 1, 2002 and January 13, 2006, and Hibernia National Bank, a national banking association and an affiliate of COB (“Hibernia”), entered into a Services Agreement dated as of March 16, 2006 (the “Services Agreement”). The Services Agreement is filed as Exhibit 99.1 to this current report on Form 8-K.

COB permits most cardholders who are located in Louisiana or Texas to make their monthly payments with checks or cash at branch locations of Hibernia. The Services Agreement provides that Hibernia will perform certain payment remittance processing activities with regard to those payments. Under the Services Agreement, Hibernia has agreed to, among other things (i) validate the cardholder’s account number to verify that the cardholder is allowed to make payments at a branch location, (ii) prepare and send a payment file to COB for posting to that cardholder’s account and (iii) deposit payments received at branch locations into an account of COB at Hibernia. The Services Agreement generally provides for a one-year term which automatically renews for successive one-year terms unless terminated by either party. COB and Hibernia have the ability to terminate the Services Agreement for cause, or at any time upon written notice to the other party. In the event of any termination, Hibernia has agreed to provide conversion assistance to any new service provider.

Section 9 – Financial Statements and Exhibits.

Item 9.01(d). Exhibits.

The following is filed as an Exhibit to this Report under Exhibit 99.1.

Exhibit 99.1	Services Agreement, dated as of March 16, 2006, between Capital One Bank and Hibernia National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FUNDING, LLC
Acting solely in its capacity as depositor of Capital One Master Trust and Capital One Multi-asset Execution Trust

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Assistant Vice President

March 22, 2006

EXHIBIT INDEX

Exhibit	Description
Exhibit 99.1	Services Agreement, dated as of March 16, 2006, between Capital One Bank and Hibernia National Bank.